EXHIBIT 99.1
For Immediate Release
Doral Financial Corporation Reports 2008 Financial Results
Doral Financial and its Subsidiaries Well-Capitalized Under All Regulatory
Capital Requirements
Achieves Further Improvements in Key Business Fundamentals
Pre-Tax Net Loss Improves by $270.5 Million
Undertakes Steps to Maintain Financial Strength and Resilience, including
Suspension of Preferred Stock Dividends
FDIC Consent Order Related to Historic BSA Compliance Issues Removed
San Juan, Puerto Rico—March 20, 2008—Doral Financial Corporation (NYSE:DRL) (“Doral” or the “Company”) today announced the filing of its Annual Report on Form 10-K for the year ended December 31, 2008, which includes its results for the year ended December 31, 2008. The Company reported a net loss (before preferred stock dividends) of $318.3 million in 2008 compared with a net loss (before preferred stock dividends) of $170.9 million in 2007.
The Company’s pre-tax net loss in 2008 was $32.3 million, compared to a pre-tax net loss of $302.8 million in 2007, which reflects an improvement of $270.5 million. This improvement was mainly driven by (i) an increase in $23.2 million in net interest income from 2007 to 2008, (ii) a reduction of $ $29.4 million in the provision for losses from 2007 to 2008; (iii) an increase of $154.9 million in non-interest income from 2007 to 2008; and (iv) a reduction of $63.1 million in non-interest expenses from 2007 to 2008. These pre-tax improvements were offset by the recognition of an income tax expense of $286.0 for 2008 compared to an income tax benefit of $131.9 million in 2007, primarily related to an increase of $301.2 million in the deferred tax asset valuation allowance in 2008.
The results include a number of prudent decisions to position the Company for the long- term, which include:
•	Recognized an income tax expense of $286.0 million in 2008 related to a non-cash increase in our deferred tax asset valuation allowance.

•	Established a reserve of $21.6 million to protect the Company from potential exposure to a receivable of $43.3 million from Lehman Brothers, Inc. (“LBI”)
The Company has undertaken a series of actions in the past two years to preserve its financial strength during these difficult economic times. In order to further preserve capital, the Company is also announcing that its Board of Directors has suspended the payment of dividends on all its outstanding series of cumulative and non-cumulative preferred stock. This suspension is effective with the dividends for the month of April 2009 for the Company’s three outstanding series of non-cumulative preferred stock and the dividends for the second quarter of 2009 for the Company’s outstanding series of cumulative preferred stock. The three outstanding series of non-cumulative preferred stock of the Company are its 7.00% Noncumulative Monthly Income Preferred Stock, Series A, 8.35% Noncumulative Monthly Income Preferred Stock, Series B and 7.25% Noncumulative Monthly Income Preferred Stock, Series C. The one outstanding series of cumulative preferred stock of the Company is its 4.75% Perpetual Cumulative Convertible Preferred Stock.
“The actions we’ve taken over the past two years, including tightening underwriting, reducing costs, strengthening our loan restructuring program, focusing on compliance, and assisting clients in preventing foreclosure have allowed us to preserve our strength in today’s difficult economic environment,” said Glen R. Wakeman, CEO and President of Doral Financial Corporation.
“We decided to take additional prudent actions, including establishing a valuation allowance for the Company’s deferred tax asset, strengthening our reserves and particularly, suspending the preferred stock dividend. These are tough decisions, especially with respect to the preferred stock dividends, but necessary to protect our capital during a worldwide crisis in order to be well-positioned for the long term. We remain well-capitalized and continue to make substantial progress in our operations,” he continued.
The Company also announced substantial improvements in key indicators:
•	Expanded Net Interest Margin to 1.89% in 2008 from 1.60% in 2007

•	Lowered non-interest expense to $240.4 million for the year ended December 31, 2007, compared to $303.5 million and $374.3 million for the years ended December 31, 2007 and 2006, respectively, as a result of greater ongoing cost savings efficiencies

•	Reduced the provision for loan and lease losses by $29.4 million to $48.8 million for 2008, compared to $78.2 million for 2007, principally reflecting a reduction of $50.2 million in delinquencies in the Company’s construction loan portfolio during 2008.

•	Removal by the FDIC of its consent order related to historic BSA compliance issues

•	Remediation of the 2007 material weaknesses in internal control over financial reporting
FINANCIAL HIGHLIGHTS
Important factors impacting the Company’s financial results for the year ended December 31, 2008 included the following:

•	Net loss for the year ended December 31, 2008 was $318.3 million, compared to net loss of $170.9 million and $223.9 million for the years 2007 and 2006, respectively. After the payment of preferred stock dividends, there was a net loss attributable to common shareholders of $351.6 million for the year ended December 31, 2008, compared to a net loss attributable to common shareholders of $204.2 million and $257.2 million for the years ended December 31, 2007 and 2006, respectively.

•	Diluted loss per share for the year ended December 31, 2008 was $6.53, compared to a diluted loss per share of $7.45 and $47.66 for the years ended December 31, 2007 and 2006, respectively.

•	Net interest income for the year ended December 31, 2008 was $177.5 million for the year ended December 31, 2008, compared to $154.3 million and $201.4 million for the years ended December 31, 2007 and 2006, respectively. The increase of $23.2 million in net interest income for 2008, compared to 2007, was mainly related to the decrease of $77.4 million in interest expense partially offset by the decrease in interest income of $54.3 million. The reduction in interest expense was principally related to (i) a $44.5 million reduction associated with the interest expense of securities sold under agreement to repurchase; (ii) a $14.5 million reduction in deposits costs as a result of the repositioning of the Company’s deposits products and the general decline in interest rates; and (iii) a reduction of $32.7 million in borrowing costs also associated with the repayment of $625.0 million in senior notes in July 2007 and the general decline in interest rates. The decline in interest expense was partially offset by a decrease in interest income primarily related to the reduction of $1.6 billion in the average balance of investment securities and other interest earning assets, primarily money markets. Average interest earning assets decreased from $9.6 billion for the year ended December 31, 2007 to $9.4 billion for the year ended December 31, 2008, while the average interest bearing-liabilities decreased from $8.7 billion to $8.3 billion, respectively. The growth in interest earning assets net of interest bearing liabilities, was partially funded by the $610.0 million from the recapitalization of the Company during 2007, and resulted in a reduction on the Company’s leverage. This reduction in leverage, along with the decline in cost of funds, resulted in an expansion in the net interest margin from 1.60% for 2007 to 1.89% for 2008.

•	The provision for loan and lease losses for the year ended December 31, 2008 was $48.9 million, compared to $78.2 million and $39.8 million for 2007 and 2006, respectively. The decrease in the provision in 2008 compared to 2007 was mostly driven by a reduction of $50.2 million in delinquencies in the Company’s construction loan portfolio during 2008, partially offset by the impact of increased delinquencies in the Company’s residential mortgage and commercial loan portfolios. Non-performing loans as of December 31, 2008 increased by $85.4 million, or 13%, compared to December 31, 2007, while they increased by $258.9 million, or 69%, in the corresponding preceding period.

•	Non-interest income for the year ended December 31, 2008 was $79.5 million, compared to non-interest loss of $75.4 million and $59.2 million in 2007 and 2006, respectively. The improvement in non-interest income performance for the year ended December 31, 2008, compared to 2007, was primarily driven by (i) an increase of $10.9 million in gain on mortgage loans sales and fees, principally related to the increase of $140.7 million in loan sales and securitization; (ii) an increase of $57.7 million in income from trading activities principally related to the Company’s U.S. Treasury investments which serve as an economic hedge to the Company’s mark-to-market risk in its mortgage servicing rights and to positive marks related to the Company’s IO investments; (iii) a $92.6 million reduction in losses from investment securities principally related to a significant charge in 2007 associated with the Company’s balance sheet restructuring, which was partially offset by a charge of $4.2 million on investment securities associated with the termination of the agreements the Company had with LBI after the filing for bankruptcy of its parent Lehman Brothers Holding, Inc., during the third quarter of 2008; (iv) a reduction of $28.4 million in servicing income due to the reduction in market value of the Company’s mortgage servicing rights due to the general decline in interest rates; (v) a $6.9 million increase in retail banking fees and commissions due to an increase is customer transactions and a re-pricing of fees charged; (vi) a $1.7 million increase in insurance agency commissions due to increase volume of policies written for mortgage customers; partially offset by a $1.4 million decrease in other income as 2007 included the gain-on-sale of its New York branches partially offset by a 2008 gain of $5.2 million from the redemption of shares of VISA, Inc., pursuant to their global restructuring agreements.
•	Non-interest expense for the year ended December 31, 2008 was $240.4 million, compared to $303.5 million and $374.3 million for the years ended December 31, 2007 and 2006 respectively. Compared to 2007, the reduction of $63.1 million, or 21%, in non-interest expenses for 2008 was driven by the elimination of expenses associated with 2007 recapitalization and reorganization efforts and the cost control measures implemented by the Company during 2008. The elimination of expenses and cost control measures impacted principally expenses associated with compensation and benefits by $48.1 million, and professional services by $31.5 million. These reductions were partially offset by a provision for claim receivable of $21.6 million related to the LBI receivable and increases in the Company’s communication expenses of $2.9 million, mainly associated to an increase in fee income of $3.4 million in ATH and VISA debit card activity.

•	For the year ended December 31, 2008, Doral Financial reported an income tax expense of $286.0 million, compared to an income tax benefit of $131.9 million and $48.1 million for the years ended December 31, 2007 and 2006, respectively. The recognition of an income tax expense for 2008 was related to the increase of $301.2 million in the valuation allowance driven by the fact that, in the fourth quarter of 2008, the Company was unable to meet the projected income, due primarily to a reduction in net interest income and increases in the provision for loan and lease losses. During the fourth quarter of 2008, the Company took action which prioritized safety of principal and liquidity over returns causing a drop in its net interest income which contributed in a fourth quarter pre-tax loss.
CAPITAL RATIOS
As of December 31, 2008, Doral Bank PR and Doral Bank NY were in compliance with all the regulatory capital requirements that were applicable to them as a state non-member bank and federal savings bank, respectively, (i.e., total capital and Tier 1 capital to risk-weighted assets of at least 8% and 4%, respectively, and Tier 1 capital to average assets of at least 4%).

				Well-	Adequately-
	Doral	Doral	Doral	Capitalized	Capitalized
	Financial	Bank-PR(1)	Bank NY	Minimum	Minimum

Total capital ratio (Total capital to risk-weighted assets)	17.1%	15.5%	19.1%	10.0%	8.0%
Tier 1 capital ratio (Tier 1 capital to risk-weighted assets)	13.8%	14.3%	18.5%	6.0%	4.0%
Leverage ratio(2)	7.6%	6.4%	15.0%	5.0%	4.0%

(1)	Doral Financial was not subject to regulatory capital requirements as of December 31, 2008. Ratios were prepared as if the company were subject to the requirement for comparability purposes.

(2)	Tier 1 capital to average assets in the case of Doral Financial and Doral Bank PR and Tier 1 capital to adjusted total assets in the case of Doral Bank NY.
ANNUAL SHAREHOLDERS MEETING
Doral Financial Corporation also announced the annual meeting of shareholders has been scheduled for May 13, 2009. The record date for shareholders who are entitled to notice of and to vote at the annual meeting will be on March 13, 2009.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the private securities litigation Reform Act of 1995. In addition, Doral Financial may make forward-looking statements in its press releases, its filings with the SEC or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements include descriptions of products or services, plans or objectives for future operations, and forecasts of revenues, earnings, cash flows or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and are generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “may” or similar expressions.
Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	the continued recessionary conditions of the Puerto Rico and the United States economies and the continued weakness in the performance of the United States capital markets leading to, among other things, (i) a deterioration in the credit quality of our loans and other assets, (ii) decreased demand for our products and services and lower revenue and earnings, (iii) reduction in our interest margins, and (iv) decreased availability of our funding sources;
•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact in the credit quality of our loans and other assets which may lead to, among other things, an increase in our non-performing loans, charge-offs and loan loss provisions;

•	a decline in the market value of our mortgage-backed securities and other assets may require us to recognize an other-than-temporary-impairment against such assets under generally accepted accounting principles in the United States of America (“GAAP”) if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold assets to maturity or for a period of time sufficient to allow for recovery of the amortized cost of such assets;

•	our ability to derive sufficient income to realize the benefit of our deferred tax assets;

•	uncertainty about the legislative and other measures adopted by the Puerto Rico government in response to its fiscal situation and the impact of such measures on several sectors of the Puerto Rico economy;

•	uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States financial markets, and the impact of such actions on our business, financial condition and results of operations;

•	the ability of our banking subsidiaries to issue brokered certificates of deposits as one of its funding sources;

•	increased funding costs due to continued market illiquidity and increased competition for their funding;

•	changes in interest rates and the potential impact of such changes in interest rates on our net interest income and the value of our loans and investments;

•	the commercial soundness of our various counterparties of financing and other securities transactions, which could lead to possible losses when the collateral held by us to secure the obligations of the counterparty is not sufficient or to possible delays or losses in recovering any excess collateral belonging to us held by the counterparty;

•	our ability to collect payment of a $43.3 million receivable from Lehman Brothers, Inc. (“LBI”), which relates to the excess of the value of securities owned by Doral Financial that were held by LBI above the amounts owed by Doral Financial under certain terminated repurchase agreements and forward agreement. Based on the information available to Doral Financial regarding the Securities Investor Protection Corporation (“SIPC”) liquidation proceeding for LBI, the status of its claim and the deteriorating conditions of the financial markets during the fourth quarter of 2008, Doral Financial accrued a loss of $21.6 million against the $43.3 million receivable as of December 31, 2008. As additional information becomes available, Doral Financial may need to accrue further losses or reverse losses already accrued. The actual loss that may ultimately be incurred by Doral Financial with respect to its pending LBI claim may have a significant adverse impact on Doral Financial’s results of operations.
•	the fiscal and monetary policy of the federal government and its agencies;

•	potential adverse development from ongoing enforcement actions by bank regulatory agencies;

•	higher credit losses because of federal or state legislation or regulatory action that either (i) reduces the amount that our borrowers are required to pay us, or (ii) limits our ability to foreclose on properties or collateral or makes foreclosures less economically feasible;

•	changes in our accounting policies or in accounting standards, and changes in how accounting standards are interpreted or applied;

•	general competitive factors and industry consolidation;

•	developments in the regulatory and legal environment for financial services companies in Puerto Rico and the United States; and

•	potential adverse outcome in the legal or regulatory proceedings described under Item 3, Part I in our 2008 Annual Report on Form 10-K.
Doral Financial does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.
Investors should carefully consider these factors and the risk factors outlined under Item 1A. Risk Factors, in our 2008 Annual Report on Form 10-K.
Contacts:
Investor Relations:
Roberto Reyna
SVP Investor Relations
787-474-5498
Media:
Lucienne Gigante
VP Public Relations
787-474-6298